SECURITIES AND EXCHANGE COMMISSION

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                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  April 9, 2002
                       ----------------------------------
                        (date of earliest event reported)



                           NORTEL NETWORKS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)






          CANADA                       001-07260              not applicable
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(State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)               File Number)          Identification No.)






8200 Dixie Road, Suite 100, Brampton, Ontario, Canada              L6T 5P6
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    (address of principal executive offices)                      (Zip code)



Registrant's telephone number, including area code (905) 863-0000.

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Item 5.  Other Events

On April 10, 2002, the Registrant announced the amendment and extension of its US$1.75 billion April 2001 credit facility. The Registrant had previously announced on April 9, 2002 that Nortel Networks Limited and Nortel Networks Inc., the Registrant's principal operating subsidiaries, had given notice to the bank syndicate that they would fully draw on the April 2001 facility and planned to exercise their one year term loan option. The amendment reduces the size of the facility by US$575 billion to US$1.175 billion and includes higher pricing reflecting the current credit and bank environment. Following the planned repayment of the drawn amount on April 10, 2002, the full amount of the credit facility will be committed and available. The facility amendment was achieved with the full support of the 27 banks in the global syndicate.

On April 9, 2002, the Registrant issued a press release providing an update on first quarter of 2002 performance. The Registrant announced that it expects to report lower than expected revenues of approximately US$2.9 billion for the first quarter of 2002, a sequential decline in revenues of approximately 16 percent compared to the Registrant's previous guidance of approximately 10 percent. The Registrant disclosed that it expects to report bottom line improvements for the first quarter, compared to the fourth quarter of 2001, in line with its earlier expectations. The Registrant expects net loss per share from continuing operations, including acquisition related costs and charges primarily for workforce reductions, to be approximately US$0.26. With this expected performance, the Registrant and its subsidiaries will be in compliance with all of their credit facility covenants as at March 31, 2002. The Registrant stated that it expects to report a strong cash balances at March 31, 2002 of approximately US$3.0 billion. This cash balance includes approximately US$500 million in tax recoveries received during the first quarter of 2002. An additional amount of approximately US$700 million was received in early April of 2002 representing the tax recovery related to a recent change in tax legislation in the United States.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in our credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(c)   Exhibits.

      99.1 Amended and Restated Credit Agreement dated as of April 8, 2002 among Nortel Networks Limited, the banks and syndication agent parties thereto and J.P. Morgan Bank Canada, as Administrative Agent.

      99.2 Amended and Restated Credit Agreement dated as of April 8, 2002 among Nortel Networks Inc., Nortel Networks Limited, as guarantor, the banks and syndication agent parties thereto and JPMorgan Chase Bank, as Administrative Agent.

      99.3 Letter Agreement among Nortel Networks Limited, J.P. Morgan Bank Canada and JPMorgan Chase Bank.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NORTEL NETWORKS CORPORATION



                                          By:    /s/ DEBORAH J. NOBLE
                                              ----------------------------
                                              Deborah J. Noble
                                              Corporate Secretary



                                          By:    /s/ BLAIR F. MORRISON
                                              ----------------------------
                                              Blair F. Morrison
Dated:  April 10, 2002                        Assistant Secretary